                                                                    EXHIBIT 12.1

                            KOPPERS INDUSTRIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                            NINE MONTHS  TWELVE MONTHS
                                                                                               ENDED         ENDED
                                                                                           SEPTEMBER 30, SEPTEMBER 30,
                                                                       NINE MONTHS ENDED       1997          1997
                                 YEARS ENDED DECEMBER 31,                SEPTEMBER 30,       PRO FORMA     PRO FORMA
                          -------------------------------------------  ------------------  ------------- -------------
                           1992     1993     1994     1995     1996       1996      1997
Income before taxes.....  $22,840  $16,973  $17,934  $34,403   $7,959    $5,113   $22,863     $19,143       $22,133
Fixed charges:
 Interest expense.......   13,949   13,177   13,620   15,060   16,636    12,462    12,387      23,625        31,500
 Interest portion of
  rent expense..........    3,618    3,786    4,227    4,535    5,550     4,107     4,277       4,459         5,953
                          -------  -------  -------  -------  -------  --------  --------     -------       -------
Total fixed charges.....  $17,567  $16,963  $17,847  $19,595  $22,186   $16,569   $16,664     $28,084       $37,453
Income before taxes plus
 fixed charges..........  $40,407  $33,936  $35,781  $53,998  $30,145   $21,682   $39,527     $47,227       $59,586
Ratio of earnings to
 fixed charges..........     2.30x    2.00x    2.00x    2.76x    1.36x     1.31x     2.37x       1.68x         1.59x
                          =======  =======  =======  =======  =======  ========  ========     =======       =======